Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION
OF
AVERY DENNISON CORPORATION

(Originally Incorporated on February 23, 1977 under the name
 AVERY INTERNATIONAL CORPORATION)

ARTICLE I

          The name of the Corporation is:

                    AVERY DENNISON CORPORATION

ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of its registered agent at that address is United States Corporation Company.

ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

          (a)          The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares which the Corporation shall have authority to issue is Four Hundred Five Million (405,000,000) shares, and the aggregate par value of all shares which are to have a par value is Four Hundred Five Million Dollars ($405,000,000).  The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares, and the par value of each share of Preferred Stock is One Dollar ($1.00).  The total number of shares of Common Stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, and the par value of each share of Common Stock is One Dollar ($1.00).

          (b)          The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

          (c)          The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms or redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          (d)          Pursuant to the authority conferred by this Article IV upon the Board of Directors of the Corporation, the Board of Directors created a series of 1,300,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock by filing a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on December 10, 1997 and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Series A Junior Participating Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.

ARTICLE V

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

ARTICLE VI

          Bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article VI as one class.

ARTICLE VII

          The number of directors shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders acting in accordance with Article VI herein.

ARTICLE VIII

          The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III.  The number of directors in each class shall be the whole number

Exhibit 3(i)

contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra directors shall be a member of Class III and the other shall be a member of Class II.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors appointed in Article IX herein to Class I shall serve for a term ending on the date of the first annual meeting next following November 30, 1977, the directors appointed in Article IX herein to Class II shall serve for a term ending on the date of the second annual meeting next following November 30, 1977, and the directors appointed in Article IX herein to Class III shall serve for a term ending on the date of the third annual meeting next following November 30, 1977.

          In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Article, as applied to the new authorized number of directors.

          Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.  No director may be removed during his term except for cause.  Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

ARTICLE IX

                    The names and addresses of the initial directors of the Corporation, and the class to which each is hereby appointed, are as follows:

Name	Address	Class

R. Stanton Avery	Avery International Corporation 415 Huntington Drive San Marino, California 91108	III

H. Russell Smith	Avery International Corporation 415 Huntington Drive San Marino, California 91108	III

H. Safford Nye	1275 Oak Grove San Marino, California 91108	III

Exhibit 3(i)

Austin H. Peck, Jr.	Latham & Watkins 555 South Flower Street Los Angeles, California 90071	II

Lawrence R. Tollenaere	Ameron, Inc. 400 South Atlantic Blvd Monterey Park, California 91754	II
.
F. Daniel Frost	Gibson, Dunn & Crutcher 515 South Flower Street Los Angeles, California 90071	II

Dennis S. Avery	City Attorney’s Office San Diego, California 92101	I

Paolo N. Rogers	106 Piazza Navona Rome, Italy	I

Charles D. Miller	Avery International Corporation 415 Huntington Drive San Marino, California 91108	I

ARTICLE X

          Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE XI

          No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

ARTICLE XII

          Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purpose so specified.

Exhibit 3(i)

ARTICLE XIII

[Intentionally omitted]

ARTICLE XIV

          (a)  The affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article XIV as one class, shall be required for the approval or authorization of any “business combination” (as hereinafter defined) with any “other entity” (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other entity is, directly or indirectly, the beneficial owner of more than 10% of the outstanding shares of the Common Stock of the Corporation; provided, however, that such 80% voting requirement shall not be applicable if:

     (1)     The business combination was approved by resolution of the Board of Directors of the Corporation prior to the acquisition by such other entity of the beneficial ownership of more than 10% of the outstanding shares of the Common Stock of the Corporation; or

(2) The business combination is solely between the Corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation; or

     (3)     The cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the business combination is not less than the highest per share price (including (i) brokerage commissions, (ii) soliciting dealers’ fees, (iii) dealer-manager compensation, and (iv) other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s Common Stock.

(b) For purposes of this Article XIV:

      (1)     The term “business combination” shall mean any merger or consolidation of the Corporation or of any subsidiary of the Corporation with or into any other entity, or the sale or lease of all or any substantial part of the assets of the Corporation to any other entity, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other entity;

(2) The term “other entity” shall mean and include (i) any individual, corporation, partnership or other person; (ii) any other party which is an

Exhibit 3(i)

“affiliate” or “associate” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1977) of any entity described in clause (i); (iii) any other party with which any entity described in clause (i) or any of its affiliates or associates have any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of the Corporation; and (iv) the predecessors, successors or assigns of any entities described in clauses (i), (ii) or (iii) in any transaction or series of transactions not involving a public offering of the shares of the Corporation within the meaning of the Securities Act of 1933;

      (3)     Without limitation, any shares of stock of the Corporation which any other entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such other entity;

     (4)     In calculating the percentage ownership of any other entity, the outstanding shares of the Common Stock of the Corporation shall include shares deemed owned by that other entity through application of subparagraph (3) above but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

     (5)     For the purposes of subparagraph (a) (3) of this Article XIV, the term “other consideration to be received” shall mean Common Stock of the Corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the Corporation is the surviving corporation; and

     (6)     With respect to any proposed business combination, the term “continuing director” shall mean a director who was a member of the Board of Directors prior to the time than any other entity involved in the proposed business combination acquired in excess of 10% of the outstanding shares of Common Stock of the Corporation.

(c)	A majority of the continuing directors shall have the power and duty to determine, for purposes of this Article XIV and on the basis of information known to them:

	(1)	Whether the proposed business combination is within the scope of this Article XIV;

	(2)	Whether such other entity owns beneficially more than 10% of the outstanding shares of Common Stock of the Corporation;

Exhibit 3(i)

(3)	The per share value proposed to be paid to the holders of Common Stock of the Corporation in the business combination, within the meaning of subparagraph (a) (3) of this Article XIV; and

(4)	The highest price per share paid by such other entity, within the meaning of subparagraph (a) (3) of this Article XIV.

Such determination, if made in good faith, shall be binding upon all parties

(d)

To the maximum extent permissible under Section 262 of the Delaware General Corporation Law, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein notwithstanding any exception otherwise provided therein, with respect to any business combination involving the Corporation and any other entity which at the time of such business combination is, directly or indirectly, the beneficial owner of more than 10% of the outstanding shares of the Common Stock of the Corporation, except a business combination described in subparagraph (a) (1) or subparagraph (a) (2) of this Article XIV.

(e)

With respect to any other business combination (that is, one as to which the statutory appraisal rights provided by such Section 262 are not available and has not been made available by paragraph (d) of this Article XIV) involving the Corporation and any other entity which at the time of such other business combination is, directly or indirectly, the beneficial owner of more than 10% of the outstanding shares of the Common Stock of the Corporation, except a business combination described in subparagraph (a) (1) or subparagraph (a) (2) of this Article XIV, the stockholders of the Corporation shall have dissenters’ rights of appraisal, analogous to the provisions of Section 262 of the Delaware General Corporation Law, in accordance with the following provisions and procedures:

       (1)  Within 10 days after the effective date of any such business combination, the Corporation shall notify all of its stockholders of record as of such effective date, in writing addressed to them at their addresses as appear on the records of the Corporation, of the authorization, consummation and effective date of such business combination, and that appraisal rights are available for the shares of any objecting stockholder in accordance with the provisions of this paragraph (e).  A copy of this paragraph (e) shall be included in the notice.

       (2)  If any such stockholder shall, within 20 days after the date of mailing of the notice, object to such business combination and demand in writing payment of the value of his stock, the Corporation shall, within 30 days after the expiration of the period of 20 days, pay to him the value of his stock on the effective date of the business combination, exclusive of any element of value arising from the expectation or accomplishment of the business combination.

Exhibit 3(i)

      (3)   If, during the period of 30 days following the period of 20 days provided for in subparagraph (2) above, the Corporation and any such stockholder fail to agree upon the value of such stock, such stockholder or the Corporation may demand in writing an appraisal and determination of the value of the stock of all such stockholders with whom agreements as to the value of their shares have not been reached by an appraiser to be appointed as provided in subparagraph (4) below.

      (4)  Within 30 days of the mailing by or receipt by the Corporation of any such demand for appraisal, the Corporation shall prepare a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached, and the Corporation shall designate and appoint a qualified and independent person to act as appraiser of the value of such shares.  Within 10 days after the expiration of the period of 30 days, the Corporation shall give written notice of the preparation of such list, its availability for inspection at the offices of the Corporation and the name and address of the appraiser designated by the Corporation, to all stockholders shown upon such list at the addresses therein stated.  Such notice shall also be given by publishing a notice thereof at least once in a newspaper of general circulation published in the City of Wilmington, Delaware.

      (5)  The holders of a majority of the number of shares for which payment has been demanded and as to which agreements have not been reached may, in writing delivered to the Corporation and to the first designated appraiser within 20 days of the notice provided for in subparagraph (4) above, designate a second qualified and independent appraiser, in which case the Corporation shall notify the two appraisers so designated, who shall within a further period of 20 days select and designate a third qualified and independent appraiser.  If the two appraisers so designated shall not within said 20 days select such third appraiser, any party may apply upon 20 days’ written notice to the other parties to the Court of Chancery of the State of Delaware for the appointment of such third appraiser.

      (6)   The appraiser of appraisers so designated shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of any payment for their shares.  The appraiser or appraisers may examine any of the books and records of the Corporation and shall make a determination of the value of the shares upon such investigation as may be reasonable and proper.  The value of the shares of stock of the Corporation, for purposes of this paragraph (e), shall mean the fair value thereof as ordinarily determined in appraisal proceedings conducted under the analogous provisions of Section 262 of the Delaware General Corporation Law.  The appraiser or appraisers shall also afford an opportunity to the parties interested to submit pertinent evidence on the value of the shares.  The appraiser or appraisers shall conduct the proceedings in accordance with the

Exhibit 3(i)

rules applicable to Masters under the Rules of the Court of Chancery of the State of Delaware.

      (7)  The appraiser or appraisers may require the stockholders who demanded payment for their shares to submit their certificates representing such stock to the appraiser or appraisers for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such request, the appraisal proceedings as to such stockholder shall be dismissed, and his shares shall be treated as provided in the terms of the business combination.

      (8)  The appraiser or appraisers by majority decision shall determine the value of the stock of the stockholders found to be entitled to payment therefor and shall file a report of their determination of such value with the Corporation and mail copies of such report to all parties in interest.  The Corporation shall thereupon, within 20 days of the filing of such appraisal report, pay such value, together with such interest, if any, as may be determined by the appraisal report to be equitable, to the stockholders entitled thereto upon their surrender to it of the certificates representing such stock.

      (9)  The costs of any such appraisal proceeding, including a reasonable fee to and the reasonable expenses of the appraiser or appraisers, but exclusive of fees and expenses of counsel or any expert retained by any party, may be taxed upon and apportioned among the parties to such appraisal or any of them as appears to be the appraiser or appraisers to be equitable, except that the cost of giving all notices by mail or publication as provided hereinabove shall be paid by the Corporation.  Upon application of a stockholder party, all or any portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including the reasonable fees and expenses of counsel or any expert, may at the discretion of the appraiser or appraisers be charged pro rata against the determined value of all of the shares entitled to an appraisal, and in such case shall be paid by the Corporation, which shall then be entitled to reduce pro rata the amounts paid to all such stockholders.

      (10)  Any stockholder who has demanded appraisal of the value of his stock as provided in this paragraph (e) shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the business combination), unless the appraisal proceeding be dismissed as to such stockholder for noncompliance with the requirements of this paragraph (e) or unless such stockholder shall with the written consent of the Corporation deliver to the Corporation a written withdrawal of his objections to and an acceptance of the terms of the business combination and a withdrawal of his demand for appraisal, in any of which cases the right of such stockholder to payment of the value of his stock shall cease, and his shares shall be treated as provided in the terms of the business combination.

Exhibit 3(i)

      (11)  The decision and report of the appraiser or appraisers shall be final and binding on all interested parties.  The provisions of this paragraph (e) may be enforced by decree of specific performance or other appropriate decree upon the application of any interested party to the Court of Chancery of the State of Delaware.

(f)	The stockholder vote, if any, required for business combinations not expressly provided for in this Article XIV shall be such as may be required by applicable law.

(g)	Nothing contained in this Article XIV shall be construed to relieve any other entity from any fiduciary obligation imposed by statute or case law.

ARTICLE XV

          The provisions set forth in this Article XV and in Articles VI [dealing with the alteration of Bylaws of stockholders], VII [dealing with the number of directors], VIII [dealing with the classified board], XI [dealing with the prohibition against stockholder action without meetings] and XIV [dealing with the 80% vote of stockholders required for certain mergers and similar transactions] herein may not be repealed or amended in any respect, and no article imposing cumulative voting in the election of directors may be added, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article XV as one class.  The voting requirements contained in Article VI, Article XIV, and this Article XV herein shall be in addition to the voting requirements imposed by law, other provisions of this Certificate of Incorporation or any Certificate of Designation of Preferences in favor of certain classes or series of classes of shares of the Corporation.

ARTICLE XVI

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, XI, XIV and XV may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article XV herein.

ARTICLE XVII

          Each reference to this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

Exhibit 3(i)

ARTICLE XVIII

(a)

The affirmative vote of the holders of not less than a majority of the total voting power of the “voting stock” (as hereinafter defined) of the Corporation, excluding the voting power of the voting stock owned by an “interested stockholder” (as hereinafter defined), shall be required for any direct or indirect purchase by the Corporation of shares of its stock from the interested stockholder at a price per share in excess of the “market price” (as hereinafter defined); provided, however, that said voting requirement shall not be applicable to purchases made by the Corporation or any affiliate of the Corporation pursuant to:

	(1)	A tender offer or exchange offer by the Corporation for some or all of the outstanding shares of its stock made on the same terms to all holders of such shares; or

	(2)	An open market stock purchase program approved by the Board of Directors and not the result of a privately negotiated transaction.

(b)	For purposes of this Article XVIII:

	(1)	A “person” shall mean any individual, corporation, partnership, trust, association or other person or entity.

(2)

“Voting stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.  In any vote required by or provided for in this Article XVIII, each share of voting stock shall have the number of votes granted to it generally in the election of directors.

	(3)	“Interested stockholder” shall mean any person (other than the Corporation, any subsidiary of the Corporation or any employee benefit or stock ownership plan of the Corporation) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 5% of the voting power of the outstanding voting stock; or

(ii) was such a beneficial owner at any time within the two-year period immediately prior to the “action date” (as hereinafter defined); or

(iii)

is a purchaser or assignee of, or has otherwise succeeded to, any shares of voting stock which were at any time within the two-year period immediately prior to the action date owned by any such beneficial owner, if such purchase, assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

Exhibit 3(i)

and from whom or which the Corporation, directly or indirectly, proposes to purchase voting stock.

(4)	A person shall be deemed to be a “beneficial owner” of:

	(i)	any voting stock which such person and any of its “affiliates and associates” (as hereinafter defined) beneficially owns, directly or indirectly; and

(ii)

any voting stock which such person and any of its affiliates or associates has (A) the risks, rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; and

(iii)

any voting stock which is beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

(5)

For the purposes of determining whether a person is an interested stockholder pursuant to subparagraph (3) above, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the interested stockholder through application of subparagraph (4) above, but shall not include any other shares of voting stock which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)

“Affiliate” or “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 28, 1985.

(7)

“Market price” means the last closing sale price on the business day immediately preceding the “action date” (as hereinafter defined) of a share of the stock in question on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last sale price (or closing bid quotation if the last sale price is not available) with respect to a share of such stock on said business day on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the fair market value of a share of such stock on said business day as determined by the Board of Directors in good faith.

Exhibit 3(i)

(8)

“Action date” means the earlier of (i) the date on which shares of voting stock are to be purchased from the interested stockholder or (ii) the date on which the Corporation and the interested stockholder enter into a mutually binding written contract, subject to stockholder approval if required under this Article XVIII, for the purchase and sale of shares of voting stock.

(c)	Nothing contained in this Article XVIII shall be construed to relieve any stockholder of the Corporation from any fiduciary obligation imposed by statute or case law.

(d)

The Board of Directors (excluding the interested stockholder and any affiliate or associate thereof) shall have the power and duty to determine, for purposes of this Article XVIII, on the basis of information known to the Board of Directors:

	(1)	The number of shares of stock of the Corporation beneficially owned by any person;

	(2)	Whether any person is an interested stockholder;

	(3)	The number of shares on the record date for any stockholders’ meeting held by persons other than the interested stockholder;

	(4)	Whether a person is an affiliate or associate of another person;

	(5)	Whether paragraph (a) of this Article XVIII is or has become applicable in respect of a proposed purchase of shares by the Corporation; and

	(6)	The market price, and whether the purchase price proposed to be paid the interested stockholder is above the market price;

and any such determination made in good faith by the Board of Directors (excluding the interested stockholder and any affiliate or associate thereof) shall be conclusive and binding for all purposes of this Article XVIII.

(e)

The affirmative vote required by paragraph (a) of this Article XVIII shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise, and shall be in addition to any voting requirements imposed by law.

ARTICLE XIX

     A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XIX shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under

Exhibit 3(i)

Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.  An repeal or modification of this Article XIX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and supplemented, and which contains no discrepancy between those provisions and the provisions of the Restated Certificate, having been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, has been executed by its Executive Vice President, General Counsel and Secretary and attested by its Vice President, Associate General Counsel and Assistant Secretary on this 25th day of July, 2002.

AVERY DENNISON CORPORATION

Robert G. van Schoonenberg Executive Vice President, General Counsel and Secretary

Attest:

R. P. Randall Vice President, Associate General Counsel and Assistant Secretary

Exhibit 3(i)

Appendix A

CERTIFICATE OF DESIGNATIONS
of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
AVERY DENNISON CORPORATION
(Pursuant to Section 151 of the
Delaware General Corporation Law)

Avery Dennison Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on October 23, 1997:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $1.00 per share, of the Corporation (the “Preferred Stock”) and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section I.  Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,300,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible intoSeries A Preferred Stock.

Section II. Dividends and Distributions.

A.     Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the

Exhibit 3(i)

outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.     The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

C.     Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next precedingthe date of issue of such shares, unless the date of issue of such shares is priorto the record date for the first Quarterly Dividend Payment Date, in which case dividends on suchshares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Dateor is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from suchQuarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distributiondeclared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section III.  Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

A.   Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporationshall at any time declare or pay any dividend onthe Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidationof the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.   Except as otherwise provided herein, in any other Certificate of Designations creating a series of PreferredStock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C.   Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Exhibit 3(i)

Section IV. Certain Restrictions.

A.  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears,thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstandingshall have been paid in full, the Corporation shall not:

1. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

3. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A PreferredStock; or

4.  redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writingor by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair andequitable treatment among the respective series or classes.

B.  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section V. Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section VI. Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution of winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declareorpay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the

Exhibit 3(i)

proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately aftersuch event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section VII. Consolidation, Merger, Etc.  In case the Corporation shallenterinto any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed intoother stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregateamount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stockoutstanding immediately after such eventand the denominatorof which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section VIII. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section IX. Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and     the distributionof assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section X.    Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Exhibit 3(i)